Exhibit 99.2

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

Room 2103, 21/F, Kerry Plaza Tower 3, 1-1 Zhongxinsi Road, Futian District, Shenzhen 518048, Guangdong, P. R. China

TEL: (86 755) 3680 6500; FAX: (86 755) 3680 6599

北京 Beijing • 上海 Shanghai • 深圳 Shenzhen • 香港 Hong Kong

www.hankunlaw.com

                    , 2018

To: Aurora Mobile Limited

5/F, Building No. 7, Zhiheng Industrial Park, Nantou Guankou Road 2, Nanshan

District, Shenzhen, Guangdong, 518052

The People’s Republic of China

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, and for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion based on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to Aurora Mobile Limited. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of American depositary shares (“Offered ADSs”), each Offered ADS representing certain number of ordinary shares of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Offered ADSs on the New York Stock Exchange or the Nasdaq Stock Market.

A.	Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies and such other documents, corporate records and certificates issued by the Governmental Agencies in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(i)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

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(ii)	each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization and/or incorporation or the laws that it/she/he is subject to;

(iii)	unless otherwise indicated in the Documents, the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(v)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete;

(vi)	each of the Documents governed by laws other than the PRC Laws is legal, valid, binding and enforceable in accordance with their respective governing laws in all material respects.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

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“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce.

“Hexun Huagu”	means Shenzhen Hexun Huagu Information Technology Co., Ltd. (深圳市和讯华谷信息技术有限公司), a company incorporated under the PRC Laws.

“JPush”	means JPush Information Consultation (Shenzhen) Co., Ltd. (吉浦斯信息咨询(深圳)有限公司 ), a company incorporated under the PRC Laws.

“PRC Companies”	means, Hexun Huagu and Jpush, and each a “PRC Company”.

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court’s judicial interpretations currently in effect and publicly available as of the date of this opinion in the PRC.

Based on our review of the Documents and subject to the Assumptions and the Qualifications set out below, we are of the opinion that:

(i)    VIE Structure. The ownership structure of the PRC Companies, currently and immediately after giving effect to the Offering, does not result in any violation of applicable PRC Laws. Each of the PRC Companies and, to the best of our knowledge after due inquiry, each of the shareholders of Hexun Huagu, has full power, authority and legal right to enter into, execute, deliver and perform his obligations in respect of each of the agreements under the contractual arrangements described in the Registration Statement under the caption “Corporate History and Structure” (the “VIE Agreements”) to which he is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which he is a party.

The VIE Agreements constitute valid, legal and binding obligations enforceable against each of the parties thereto in accordance with the terms of each of the VIE Agreements, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To the best of our knowledge after due inquiry, none of the PRC Companies is in material breach or default in the performance or observance of any of the terms or provisions of the VIE Agreements to which it is a party.

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The due execution, delivery and performance of each of the VIE Agreements by the parties thereto, and the consummation of the transactions contemplated thereunder, do not (a) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of the PRC Companies on (b) result in any violation of any applicable PRC Laws. No Governmental Authorizations are required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained; provided, however, any exercise by JPush of its rights under the relevant Exclusive Option Agreements (as referred to in the Registration Statement) will be subject to: (1) the approval of and/or registration with the Governmental Agencies for the underlying equity interest transfer; and (2) the exercise price for equity transfer under the VIE Agreements complying with the PRC Laws.

However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws and there can be no assurance that the Governmental Agencies will ultimately take a view that is consistent with our opinion stated above.

(ii)    M&A Rules. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, since (a) JPush was established as a foreign-invested enterprise by means of direct investment rather than by merger or acquisition directly or indirectly of the equity interest or assets of a “domestic company” as defined under the M&A Rules, and (b) no provision in the M&A Rules classifies the contractual arrangements under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that, the Company is not required to obtain the approval under the M&A Rules for the Offering and the listing and trading of the Offered ADSs on the New York Stock Exchange or the Nasdaq Stock Market. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws and there can be no assurance that the Governmental Agencies will ultimately take a view that is consistent with our opinion stated above.

(iii)    Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law.

PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments.

In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or sovereignty, national security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

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(iv)    Taxation. The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation,” with respect to the PRC Laws, constitute true and accurate descriptions of the matters described therein in all material respects and such statements represent our opinion.

(v)    PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds”, “Enforceability of Civil Liabilities”, “Corporate History and Structure,” “Business,” “Regulation”, “Management” and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material respects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(ii)	There is no guarantee that any of the PRC Laws referred to herein, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(iii)	Our opinion is subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (b) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(iv)	Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC (in particular, the interpretation and implementation of PRC Laws related to foreign investment, and their application to and effect on the legality, binding effect and enforceability of contracts, including the VIE Agreements).

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(v)	This opinion is issued based on our understanding of the PRC Laws. For matters not explicitly provided under the PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(vi)	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

(vii)	As used in this opinion, the term “enforceable” or “enforceability” means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to our best knowledge after due inquiry” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company and the PRC Companies in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent search, investigation or other verification action to ascertain the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Companies or the rendering of this opinion.

(viii)	This opinion is intended to be used in the context which is specifically referred to herein.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

The opinion expressed herein is solely for the benefit of the Company and without our prior written consent, neither this opinion nor our opinion herein may be relied upon by any other person. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

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